Exhibit 10.95
October 3, 2025

Ruth Castillo
[email address]
[phone number]

Dear Ruth,

We are pleased to provide written confirmation of our offer of employment with Ingevity Corporation (“Ingevity”) as Senior Vice President and President, Performance Materials reporting to me based at our global headquarters in North Charleston, SC, effective on a mutually agreeable 2025 date.

Your compensation for this position will be $35,416.67 monthly ($425,000 annually), paid on the last working day of each month. In addition to your base salary, you will be eligible to participate in the following company plans and programs:

•Annual Short - Term Incentive Plan: Your annual incentive target for this position will be 60% of your base salary beginning with the 2025 plan year. Your target for this position will be prorated based on your start date for the 2025 plan year and will be paid in 2026, subject to satisfactory performance against objectives associated with the plan in which you participate. The Ingevity Short-Term Incentive Plan is funded primarily by Ingevity financial performance. 80% of your payout is based on the company’s financial performance against pre-established goals and 20% is based on your individual performance. Total payout may range from 0% to 200%.

•Long-Term Incentive Program: You will be eligible to participate in Ingevity’s performance based Long-Term Incentive Program, beginning with awards granted in 2026, with a target level of 125% of your base salary for your total target award opportunity under the 2026 Long-Term Incentive Program. Awards under this program are not automatic and are based on job performance, anticipated future contributions, and other factors. Awards are at the sole discretion of the Talent and Compensation Committee of the Board of Directors.
◦The type and mix of Long-Term Incentive Program Awards are subject to change, as determined by the Talent and Compensation Committee. By way of illustration only, equity awards granted in 2025 under the company’s Long-Term Incentive Program generally consisted of:
▪50% Service-based restricted stock units (RSUs) with 3-year ratable vesting
▪50% Performance-based restricted stock units (PSUs) with 3-year cliff vesting
•PSUs may vest between 0% and 200% based on the company’s financial attainment against pre-established metrics over the 3-year performance period

•Deferred Compensation Plan: You will be eligible to participate in the Deferred Compensation Plan in 2026. This nonqualified plan allows you to defer compensation on an income tax-deferred basis. Under the Deferred Compensation Plan, you generally may defer up to 80% of your base salary and your annual incentive compensation. The plan also has a 401k restoration component which will allow to defer compensation in excess of the IRS 401k limits. You will receive information regarding this plan during the open enrollment window in November 2025.

•Severance and Change of Control Agreement: You will be entitled to severance protections in accordance with, and subject to the terms and conditions of, the Severance and Change of Control Agreement enclosed herewith.

Ingevity offers a robust array of benefits, which are summarized below:

•Health and Welfare Benefit Plans: You will be eligible to participate in Ingevity medical, dental, vision and life insurance plans, as well as other welfare plans. Coverage under these plans becomes effective on your start date. Highlights of the plans will be provided in your "Ingevity Contingent Offer of Employment" email. You will receive more information about enrollment in these plans and the benefits provided under these plans during new-hire orientation.

•Savings Plan: You will be eligible to participate in Ingevity’s Retirement Savings Plan, which is a 401(k) plan that allows you to make contributions of your pay on a pre-tax, Roth and after-tax basis. The plan generally also provides for a company match of up to 6% and a 3% automatic company contribution. Your contributions and any company match are 100% vested immediately, while any automatic contribution is 100% vested after 3 years. You will receive more information about enrollment in the Savings Plan during new hire orientation.

Exhibit 10.95
•Vacation: You will be eligible for vacation benefits beginning on your start date. Initial vacation eligibility is determined by your prior full-time work experience and increases over time according to the Ingevity Vacation Policy. Based on your previous years of professional experience, you are eligible for 6 weeks. In your first year of employment vacation time is prorated from your start date. Vacation time in subsequent years will be earned in accordance with the required years of service as stated in Ingevity’s Vacation Policy.

•Relocation: Significant travel, including time spent at Ingevity’s headquarters, will be required for you to be successful in the role and strong consideration for relocation to Charleston is expected. Discussions regarding your relocation timing will occur every 6 months. To assist with your eventual relocation, Ingevity is also pleased to extend to you, relocation assistance covering a variety of relocation costs as outlined in the Relocation Program included as an attachment in your Contingent Offer of Employment email. This program fully outlines obligations and benefits to which you will be entitled, as well as your obligations throughout the relocation process.

•Travel and Lodging Expenses: You will be entitled to reimbursement for reasonable travel and lodging expenses prior to your relocation to the North Charleston, SC area, when travelling to, and staying in, the North Charleston, South Carolina area, for in-person attendance at Ingevity’s headquarters. Reimbursement shall be promptly made upon presentation of receipts for such travel in accordance with Ingevity’s reimbursement policies.

The above stated plans or programs are reviewed periodically, and may be amended based on company goals, business needs and legal requirements.

Compliance with Section 409A

It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all arrangements set forth herein shall be construed, interpreted and implemented in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A; provided, however, that the tax treatment of benefits under this letter agreement is not warranted or guaranteed.

For purposes of any payments to be made upon your termination of employment, such term will mean your “separation from service” as defined under Section 409A. In the event that any payments under this letter agreement constitute “deferred compensation” subject to Section 409A and you are a “specified employee” as defined under Section 409A, no such payments will be made until six (6) months following your termination of employment, or if earlier, the date of your death. Any such payments that are delayed will be paid six (6) months following your termination, or, if earlier, the date of your death.

Eligibility / Employment At Will

As with all new employees, the above stated offer is contingent upon: (1) final approval by our Board of Directors and (2) successful post-offer drug testing results along with satisfactory background/reference checks. Additionally, Ingevity is required to verify the identification and eligibility of new employees to work in England. On your first day of employment, please bring appropriate documentation regarding eligibility for employment. The verification form, detailing required documents, will be enclosed in your “Welcome to Ingevity” email.

All employment at Ingevity, contingent or otherwise, is at-will. All policies, manuals or similar documents are meant to be an explanation of policies or programs and do not change the terms of your at-will employment. Either you or Ingevity may terminate your employment at any time.

Other Ingevity Policies

As Senior Vice President and President, Performance Materials, you will be subject to Ingevity’s Stock Ownership Guidelines. Currently, the Stock Ownership Guidelines require that you achieve stock ownership at a level equal to two times your base salary, and that you to retain 50 percent of the net shares received under Long-Term Incentive Plan awards until that stock ownership level is met.

Any compensation paid to you shall be subject to recoupment pursuant to the terms of any recoupment policy the company may adopt and as such policy may be from time to time amended.

More information about Ingevity’s stock ownership guidelines, recoupment policy and other applicable company policies (including Ingevity’s Insider Trading Policy and Code of Conduct) will be reviewed upon acceptance of this offer.

Exhibit 10.95
Ruth, if the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this offer letter and the enclosed Severance and Change of Control Agreement to me by October 6th, 2025.

Best,

/s/ DAVID H. LI

David H. Li
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ RUTH CASTILLO

Name: Ruth Castillo
Date: 10/5/2025

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